EXHIBIT 99.(i)

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April 16, 2024

John Hancock Exchange-Traded Fund Trust

200 Berkeley Street

Boston, MA 02116

Re:	John Hancock Exchange-Traded Fund Trust

File Nos. 333-183173 and 811-22733

Dear Ladies and Gentlemen:

We have acted as counsel for John Hancock Exchange-Traded Fund Trust (the “Trust”), an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts, and its series, John Hancock High Yield ETF (the “Series”), in connection with the filing of a Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “Registration Statement”), registering shares of beneficial interest, no par value, of the Series (the “Shares”).

This opinion is limited to the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the Commonwealth of Massachusetts.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Amended and Restated Agreement and Declaration of Trust dated January 22, 2016, the Trust’s By-Laws, the actions of the Trust’s Board of Trustees, and such other Trust records, certificates, resolutions, and documents, as each may be amended from time to time, that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that the facts contained in the instruments and certificates or statements of public officials,

John Hancock Exchange-Traded Fund Trust April 16, 2024 Page 2

officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (iv) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify any items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares of the Series to be issued pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Series.

The Trust is an entity commonly known as a Massachusetts business trust. Our opinion above, as it relates to the non-assessability of the shares of the Trust, is, therefore, qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the business trust under certain circumstances. In this regard, however, please be advised that the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts, obligations or affairs of the Trust or any series thereof. Also, the Amended and Restated Agreement and Declaration of Trust provides for indemnification out of Trust property of the relevant series for all claims and liabilities to which any shareholder may become subject by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring a financial loss on account of shareholder liability is limited to circumstances in which the relevant series itself would be unable to meet its obligations.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the Commonwealth of Massachusetts, dated as of April 9, 2024, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP